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                                 EXHIBIT 5.1


                      Metzger, Hollis, Gordon & Mortimer
                        1275 K Street, N.W., Suite 1000
                            Washington, D.C.  20005
                                (202) 842-1600



                                 July __, 1994


West One Bancorp
101 S. Capitol Boulevard
Boise, Idaho  83733

Gentlemen:

            We have acted as counsel to West One Bancorp ("West One") in connection with the Agreement and Plan of Reorganization among Valley Commercial Bank ("Valley"), West One, West One Bank, Washington ("West One-Washington"), dated March 7, 1994 and a related Plan of Merger between Valley and West One-Washington, a wholly-owned subsidiary of West One (the "Plan of Reorganization"), whereby Valley will be merged into West One-Washington, with West One-Washington being the surviving corporation (the "Merger"). At the time the Merger becomes effective, each issued and outstanding share of common stock, par value $100 per share, of Valley ("Valley Common Stock"), other than shares as to which the holders exercise dissenters' rights, will be converted into shares (subject to adjustment) of common stock, $1.00 par value, of West One ("West One Common Stock") according to a formula set forth in the Plan of Reorganization.

            We are also acting as counsel to West One in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by West One with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, the aggregate maximum of 550,000 shares of West One Common Stock into which outstanding Valley Common Stock may be converted upon effectiveness of the Merger. This opinion is being furnished for the purpose of being filed as an exhibit to the Registration Statement.

            In connection with this opinion, we have examined, among other things:

            (1)   an executed copy of the Plan of Reorganization;

            (2) a copy certified to our satisfaction of the Articles of Incorporation of West One as in effect on the date hereof;


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            (3)   copies certified to our satisfaction of resolutions adopted by the Board of Directors of West One on January 20, 1994, including resolutions approving the Plan of Reorganization;
                  and

            (4) such other documents, corporate proceedings, and statutes as we considered necessary to enable us to furnish this opinion.

            We have assumed for the purpose of this opinion that:

            (1) the Plan of Reorganization has been duly and validly authorized, executed, and delivered by Valley; and

            (2) the Merger will be consummated in accordance with the terms of the Plan of Reorganization.

            Based upon the foregoing, we are of the opinion that the shares of West One Common Stock into which the outstanding Valley Common Stock will be converted in the Merger will, at the time such Merger becomes effective, be duly authorized, validly issued, fully paid and nonassessable shares of West One Common Stock.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Opinions" in Proxy Statement/Prospectus forming a part of the Registration Statement.

                              Very truly yours,

                              Metzger, Hollis, Gordon & Mortimer


                              /s/ Laurence S. Lese
                              By: Laurence S. Lese

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